The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective by rule of the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(7)
 Registration No. 333-232367
SUBJECT TO COMPLETION, DATED MAY 3, 2023
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 3, 2019)
2,000,000 Shares
ZYNEX, INC.
Common Stock
$     per share

The selling stockholder identified in this prospectus supplement is offering an aggregate of 2,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder.
Our common stock is listed on the Nasdaq Capital Market under the symbol “ZYXI.” The last reported sale price for our common stock on the Nasdaq Capital Market on May 2, 2023 was $14.35 per share.
Concurrently with this offering of our common stock by the selling stockholder under this prospectus supplement, we are offering to qualified institutional buyers, $50 million aggregate principal amount of    % Convertible Senior Notes due 2026 (the “notes”), or a total of $57.5 million aggregate principal amount of notes if the initial purchaser of such notes exercises in full its option to purchase additional notes, in an offering exempt from registration under the Securities Act of 1933, as amended (the “Concurrent Convertible Note Offering”). We cannot assure you that the Concurrent Convertible Note Offering will be completed or, if completed, on what terms it will be completed. The offering of our common stock hereby is not contingent upon the consummation of the Concurrent Convertible Note Offering, and Concurrent Convertible Note Offering is not contingent upon the consummation of the offering of our common stock hereby. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Note Offering. See the section titled “Concurrent Convertible Note Offering” for a summary of the terms of the notes and a further description of the Concurrent Convertible Note Offering.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement, page 6 of the accompanying prospectus and in the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to the selling stockholder	$	$

(1)
See “Underwriting” beginning on page S-22 of this prospectus supplement for additional information regarding total underwriting compensation.

The selling stockholder has granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 300,000 shares of common stock at the public offering price, less the underwriting discounts and commissions. We will not receive any proceeds from the sale of any of these additional shares.
The underwriters expect to deliver the shares against payment on or about           , 2023, subject to customary closing conditions.
RBC Capital Markets
The date of this prospectus supplement is May      , 2023

PROSPECTUS SUPPLEMENT
PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (Registration No. 333-232367) that we filed with the Securities and Exchange Commission (“SEC”) for the resale of certain shares of our common stock by the selling stockholder as identified herein (the “Selling Stockholder”).
This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered hereunder. This prospectus supplement may add, update or change information contained in the accompanying prospectus or any documents incorporated by reference herein or therein. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein or therein.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, the Selling Stockholder has not and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, the Selling Stockholder is not and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”
No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.
As used in this prospectus supplement, “Zynex,” “we,” “our,” the “Company” and “us” refer to Zynex, Inc., a Nevada corporation, collectively with its subsidiaries, unless stated otherwise or the context requires otherwise.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” in this prospectus supplement and the consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision.
Our Company
Zynex, Inc. was founded by Thomas Sandgaard in 1996, when he founded two privately held companies that eventually were folded into Zynex, Inc
In December 2021, we acquired 100% of Kestrel Labs, Inc. (“Kestrel”), a laser-based, noninvasive patient monitoring technology company. Kestrel’s laser-based products include the NiCO™ CO-Oximeter, a noninvasive multi-parameter pulse oximeter, and HemeOx™, a noninvasive total hemoglobin oximeter that enables continuous arterial blood monitoring. Both NiCO and HemeOx are yet to be presented to the FDA for market clearance. All activities related to Kestrel flow through our wholly-owned subsidiary, Zynex Monitoring Solutions, Inc. (“ZMS,”). ZMS has developed the CM-1500 monitoring system (“CM-1500”) which was granted 510(k) clearance in February 2020 by the FDA in the United States of America. ZMS filed a 510(k) application for the CM-1600 in December 2021, its next generation wireless monitoring system (“CM-1600”) and is continuing to work with the FDA on obtaining clearance. ZMS has achieved no revenues to date.
Substantially all of our consolidated revenue in 2022 and 2021 is attributable to our wholly-owned subsidiary Zynex Medical, Inc. (“ZMI”). Our headquarters are located in Englewood, Colorado.
Zynex Medical, Inc. (ZMI)
ZMI designs, manufactures and markets medical devices that treat chronic and acute pain, as well as activate and exercise muscles for rehabilitative purposes with electrical stimulation. Our devices are intended for pain management to reduce reliance on medications and provide rehabilitation and increased mobility through the utilization of non-invasive muscle stimulation, electromyography technology, interferential current (“IFC”), neuromuscular electrical stimulation (“NMES”) and transcutaneous electrical nerve stimulation (“TENS”). All of our medical devices are designed to be patient friendly and designed for home use. Our devices are small, portable, battery operated and include an electrical pulse generator which is connected to the body via electrodes. All of our medical devices are marketed in the U.S. and are subject to FDA regulation and clearance. Our products require a physician’s prescription before they can be dispensed in the U.S. Our primary product is the NexWave device. The NexWave is marketed to physicians and therapists by our field sales representatives. The NexWave requires consumable supplies, such as electrodes and batteries, which are shipped to patients on a recurring monthly basis, as needed.
ZMI distributes complementary products such as lumbar support, cervical traction, knee bracing, and hot/cold therapy. These complement our pain management products and are critical for physicians and therapists. These products require a prescription and are covered by most insurance plans and Medicare.
ZMI also designs, manufactures, and markets the NeuroMove product. The NeuroMove contains electromyography and electric stimulation technology that is primarily used for stroke, spinal cord and traumatic brain injury rehabilitation (“SCI”), by reaching parts of the brain to re-connect with muscles, also known as neuroplasticity. The NeuroMove product is primarily marketed to medical clinics. Zynex did not have material sales of this product in 2022 or 2021.
ZMI also designs, manufactures, and markets the InWave product, an in-home electrical stimulation device used to treat female urinary incontinence. The device requires a prescription and is covered by most insurance plans and Medicare. Zynex did not have material sales of this product in 2022 or 2021.
Zynex Monitoring Solutions (ZMS)
ZMS was formed in 2011 to develop and market medical devices for non-invasive patient monitoring beginning with our Zynex Monitoring System. The monitor is a non-invasive medical device for monitoring relative fluid volume changes used in operating and recovery rooms to detect fluid loss during surgery and internal bleeding during recovery. The CM-1500 received 510(k) clearance from the FDA in February 2020.
The Zynex Monitoring System has been tested in several Institutional Review Board (“IRB”) approved clinical studies, both in well-controlled healthy volunteer settings as well as in clinical use environments. In 2022, the clinical trials were expanded to include the next generation CM-1600. Enrollment was completed in the apheresis blood donation study with Vitalant Research Institute (the research arm of Vitalant, the nation’s largest independent, nonprofit blood services provider) to track changes in the device’s patented Relative Index (“RI”) during apheresis blood donation procedures. Multiple studies were also completed at Yale University where volunteer study subjects underwent simulated hemorrhage using a lower body negative pressure chamber while wearing the device. Finally, enrollment was initiated in a large-scale multi-site study to measure the sensitivity and specificity of the CM-1600 at detecting minor blood loss, which is anticipated to finish recruitment and data collection in the first half of 2023.
We have built a number of commercial devices in pilot-production and continue to refine the algorithms for the patented Relative Index. We have received two U.S. utility patents for this unique application, the first in the fourth quarter of 2018 and the second in the first quarter of 2021, and we believe this product could serve a currently unmet need in the market for safer surgeries and safer monitoring of patients during recovery.
In addition to FDA clearance, we are pursuing European Union (“EU”) Certificate European (“CE”) Marking. CE Marking is a certification that a product meets the standards established by the 27 nations of the EU and qualifies for sale in the EU and 4-nation European Free Trade Association.
In early 2022, the integration of Kestrel and its pulse oximetry products into the ZMS organization was completed. Pulse oximetry is a commonly used noninvasive monitoring method for estimation of oxygen saturation in arterial blood. The inaccuracies of traditional Light Emitting Diode (“LED”)-based pulse oximeters have recently been highlighted specific to skin pigmentation bias and the inability to accurately measure blood oxygen levels in the presence of other conditions such as in cases of carbon monoxide poisoning or methemoglobinemia. ZMS’s investigational laser-based products are designed to address these inaccuracies and include the novel NiCO™ CO-Oximeter, and HemeOx™, a total hemoglobin oximeter that is designed to enable continuous noninvasive arterial blood monitoring. NiCO is anticipated to be submitted to the FDA for clearance in the third quarter of 2023.
As ZMS’ products are still in development, ZMS did not produce any revenue for the years ending December 31, 2022 and 2021.
In addition to the fluid volume monitor, ZMS filed for a provisional patent for a non-invasive sepsis monitor in December 2020 and an updated utility patent filed in December 2021.

Concurrent Convertible Note Offering
Concurrently with this offering of our common stock by the selling stockholder under this prospectus supplement, we are offering to qualified institutional buyers $50.0 million aggregate principal amount of    % Convertible Senior Notes due 2026 (the “notes”), or a total of $57.5 million aggregate principal amount of notes if the initial purchaser of such notes exercises in full its option to purchase additional notes, in the Concurrent Convertible Note Offering. The offering of our common stock hereby is not contingent upon the consummation of the Concurrent Convertible Note Offering, and Concurrent Convertible Note Offering is not contingent upon the consummation of the offering of our common stock, so it is possible that this offering of common stock occurs and the Concurrent Convertible Note Offering does not occur, and vice versa.
Corporate Information
Our principal executive offices are located at 9655 Maroon Circle, Englewood, Colorado 80112. Our telephone number is (800) 495-6670. Our corporate website is www.zynex.com. Information contained in or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are expressly incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be a part of this prospectus supplement or the accompanying prospectus or in deciding whether to purchase shares of our common stock. References in this prospectus supplement and the accompanying prospectus to our website are to inactive textual references only.

THE OFFERING
The following summary contains the principal terms of this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus.
Common stock offered by the Selling Stockholder in this offering
2,000,000 shares (or 2,300,000 shares if the underwriters exercise their option to purchase additional shares in full).
Common stock to be outstanding immediately after this
offering
The number of shares of common stock outstanding will not change as a result of this offering (or if the underwriters’ option is exercised in full.
Concurrent convertible note offering
Concurrently with this offering of our common stock by the selling stockholder under this prospectus supplement, we are offering to qualified institutional buyers $50.0 million aggregate principal amount of    % Convertible Senior Notes due 2026 (the “notes”), or a total of $57.5 million aggregate principal amount of notes if the initial purchaser of such notes exercises in full its option to purchase additional notes, in the Concurrent Convertible Note Offering. We cannot assure you that the Concurrent Convertible Note Offering will be completed or, if completed, on what terms it will be completed. The offering of our common stock hereby is not contingent upon the consummation of the Concurrent Convertible Note Offering, and Concurrent Convertible Note Offering is not contingent upon the consummation of the offering of our common stock hereby. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Note Offering. See the section titled “Concurrent Convertible Note Offering.”
Use of proceeds
The Selling Stockholder will receive all of the net proceeds from the sale of our common stock in this offering. Accordingly, we will not receive any of the proceeds from the sale of our common stock by the Selling Stockholder in this offering. See “Use of Proceeds.”
We estimate that the net proceeds from the Concurrent Convertible Note Offering will be approximately $             million (or approximately $             million if the initial purchaser exercises its option to purchase additional notes in full), after deducting initial purchaser’s discounts and commissions and estimated offering expenses payable by us. We expect to use approximately $9.3 million of the net proceeds from the Concurrent Convertible Note Offering to repay outstanding borrowings, in accordance with a payoff letter outlining the payoff amount and daily interest applicable until the date of the payoff, owed to Bank of America, N.A. under the $16.0 million term loan we entered into to satisfy the cash payment obligations for our acquisition of Kestrel Labs, Inc. We intend to use the remainder for working capital, and for other general corporate purposes. We may also use a portion of the net proceeds for acquisitions of, or strategic investments in, complementary businesses, products, services, or technologies. However, we do not have agreements or commitments with respect to any such acquisition or strategic investment at this time.
Nasdaq Capital Market
symbol
ZYXI
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement, page 6 of the accompanying prospectus and the documents incorporated by reference herein and therein.
The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 36,650,816 shares of our common stock outstanding as of March 31, 2023, and excludes:
•
567,336 shares of common stock issuable upon the exercise of vested and unvested stock options outstanding under our stock incentive plans, at a weighted-average exercise price of $1.24 per share;

•
3.6 million shares of common stock reserved for future issuance under our Stock Incentive Plan;

•
444,000 shares of common stock issuable upon vesting of restricted stock awards outstanding;

•
89,000 shares of our common stock issuable upon exercise of warrants with a weighted exercise price of $2.41 per share; and

•
all shares of common stock issuable upon the conversion of the notes offered in the Concurrent Convertible Note Offering.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of outstanding options or warrants to purchase shares of our common stock or vesting of shares of restricted stock since April 15, 2023, and no exercise by the underwriters of their option to purchase additional shares of our common stock in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:
•
anticipated fluctuations in our operating results or financial condition;

•
projected operating and financial results;

•
anticipated future size and growth rate of our markets;

•
beliefs about our products’ ability to serve certain markets;

•
beliefs about the commercialization of our continued product innovations;

•
ability to predict and comply with evolving laws, regulations, and standards;

•
ability to predict and grow sales force;

•
ability to realize future recurring revenue;

•
ability to predict whether cash flow from operations will be sufficient to service debt and necessary capital expenses;

•
ability to predict the effects of raising capital through future equity financings;

•
expectations concerning future operations, margins, profitability, liquidity, and capital resources;

•
forecasts of future results and estimates of amounts not yet determinable;

•
our use of proceeds from the Concurrent Convertible Note Offering;

•
the consummation of the Concurrent Convertible Note Offering; and

•
ability to predict additional costs we will incur as a company.

Although forward-looking statements contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described or incorporated by reference in “Risk Factors” below, in the accompanying prospectus and in the documents incorporated by reference herein and therein. You should carefully read this risk factors included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we currently expect. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus supplement or currently unknown facts or conditions or the occurrence of unanticipated events.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks and all other information contained in this prospectus supplement and the accompanying prospectus, including the risk factors in the section entitled “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks described below and in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, our financial condition, our results of operations and the value of our common stock.
Risks Related to this Offering and our Common Stock
Our stock price may be volatile, and the value of our common stock may decline.
The market price of our common stock has been and may be highly volatile and may fluctuate or decline substantially as a result of a variety of factors, some of which are beyond our control, including:
•
actual or anticipated fluctuations in our operating results or financial condition;

•
variance in our financial performance from expectations of securities analysts;

•
changes to our pricing model;

•
changes in our projected operating and financial results;

•
changes in laws or regulations applicable to our business;

•
announcements by us or our competitors of significant business developments, acquisitions, or new offerings;

•
our involvement in any litigation;

•
future sales of our common stock by us or our stockholders;

•
actual or perceived data breaches, disruptions or other incidents involving our platform, marketplace or products or services;

•
developments or disputes concerning our intellectual property or proprietary rights or our solutions, or third-party intellectual or proprietary rights;

•
changes in senior management or key personnel;

•
the trading volume of our common stock;

•
our ability to successfully integrate acquired businesses, products and technologies into our operations, including those of Kestrel Labs, Inc.;

•
changes in the anticipated future size and growth rate of our market; and

•
general economic and market conditions.

Broad market and industry fluctuations, as well as general economic, political, regulatory, and market conditions, may also negatively impact the trading price of the notes and of our common stock. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

Sales of our common stock in the public market following the offering, including sales of a substantial number of shares of our common stock by our existing stockholders, could cause the market price of our common stock to decline.
Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the trading price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Many of our stockholders could have substantial unrecognized gains on the value of the equity they hold, and therefore they make take steps to sell their respective shares or otherwise secure the unrecognized gains on those shares. We are unable to predict the timing of or the effect that such sales may have on the prevailing trading price of our common stock.
There were 567,336 shares of common stock issuable upon the exercise of options and 444,000 shares of common stock issuable upon the vesting and settlement of restricted stock awards, or RSAs, outstanding as of March 31, 2023. We have registered all of the shares of common stock issuable upon exercise of outstanding options or other equity incentives we may grant in the future, for public resale under the Securities Act. The shares of common stock will become eligible for sale in the public market to the extent such options are exercised, subject to the lock-up and market stand-off agreements with our officers and directors, entered into in connection with this offering.
Further, certain holders of our outstanding common stock, including our founders and certain of our directors and their affiliates, have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.
We may issue our shares of common stock or securities convertible into our common stock from time to time in connection with financings, acquisitions, investments, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of the notes and of our common stock to decline.
Sales of significant amounts of shares held by Mr. Sandgaard in this offering and the prospect of future sales by Mr. Sandgaard could adversely affect the market price of our common stock.
Sales of shares by Mr. Sandgaard in this offering and the prospect of future sales of shares by Mr. Sandgaard could adversely affect the market price of our common stock. In addition, Mr. Sandgaard’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.
Our issuance of additional capital stock in connection with financings, acquisitions, investments, our Stock Incentive Plan, or otherwise will dilute all other stockholders.
We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors, and consultants under our Stock Incentive Plan. We may also raise capital through equity financings in the future. As part of our business strategy, we have acquired, and may in the future acquire or make investments in, companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the value of the notes and the per share value of our common stock to decline.
Anti-takeover provisions afforded to us under Nevada law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock and the trading price of the notes.
We are incorporated in Nevada and governed by the provisions of Nevada law. As such, we benefit from the statutory protections afforded to Nevada corporations from combinations with interested stockholders and control share acquisitions. Any of the statutory provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that holders of our common stock would receive a premium for their shares of our common stock in an acquisition.
The payment of dividends to our stockholders and our ability to repurchase our common stock is subject to the discretion of our board of directors and may be limited by our financial condition, our current and future debt obligations, and any applicable laws.
In 2018, our board of directors declared a special one-time dividend of $0.07 per share, which was paid in January 2019. In 2021, our board of directors declared a special one-time dividend of $0.10 per share, which was paid in January 2022. In November 2021, we declared a 10% stock dividend, which was effective on January 21, 2022. The 10% stock dividend declaration resulted in the issuance of an additional 3.6 million shares on January 21, 2022 to stockholders of record as of January 6, 2022. The decision to pay dividends in the future will depend on, among other things, general economic and business conditions, our strategic plans, our financial results and condition, limitations associated with our then existing debt obligations or other agreements that could limit the amount of dividends we are permitted to pay or the stock we may repurchase, and any applicable laws. If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient income from our business, we may need to reduce or eliminate the payment of dividends on our common stock or cease repurchasing our common stock. Any change in our stock repurchases or the level of our dividends or the suspension of the payment thereof could adversely affect our stock price.
In addition, our board of directors is authorized, without stockholder approval, to issue preferred stock with such terms as our board of directors may, in its discretion, determine. Our board of directors could, therefore, issue preferred stock with dividend rights superior to that of the common stock, which could also limit the payment of dividends on the common stock.
Risks Related to our Concurrent Convertible Note Offering
This offering is not contingent on the consummation of any other financing, including the Concurrent Convertible Note Offering.
Neither the completion of this offering nor of the Concurrent Convertible Note Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Concurrent Convertible Note Offering does not occur, and vice versa. We cannot assure you that the Concurrent Convertible Note Offering will be completed on the terms described herein, or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Note Offering.
Our management will have broad discretion in the use of the net proceeds from the Concurrent Convertible Notes Offering and may allocate the net proceeds from the Concurrent Convertible Notes Offering in ways that you and other stockholders may not approve.
Our management will have broad discretion in the use of the net proceeds of the Concurrent Convertible Notes Offering as described in “Use of Proceeds” herein and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. The failure of our management to use these funds effectively could harm our business.
Servicing our debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay amounts due on our debt, including the notes.
Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, and to pay cash amounts due upon conversion of the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt or equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.
As of March 31, 2023, on a pro forma basis after giving effect to the issuance of the notes and the use of proceeds therefrom as described in “Use of Proceeds”, we would have had approximately $50.0 million in aggregate principal amount of indebtedness for borrowed money outstanding, which includes the notes and approximately $0 million in outstanding line of credit borrowings.
Our indebtedness could have other important consequences. For example, it could:
•
make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry, and competitive conditions and adverse changes in government regulation;

•
limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•
place us at a disadvantage compared to our competitors who have less debt;

•
limit our ability to borrow additional amounts to fund acquisitions, for working capital, and for other general corporate purposes; and

•
make an acquisition of our company less attractive or more difficult.

Any of these factors could harm our business, results of operations, and financial condition. In addition, if we incur additional indebtedness, the risks related to our business and our ability to service or repay our indebtedness would increase.
The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.
In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert their notes at any time during specified periods at their option. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.
Conversion of the notes may dilute the ownership interest of our stockholders or may otherwise depress the price of our common stock.
The conversion of some or all of the notes may dilute the ownership interests of our stockholders. Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to settle our conversion obligation in shares of our common stock or a combination of cash and shares of our common stock, any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

The accounting method for the notes could adversely affect our reported financial condition and results.
The accounting method for reflecting the notes on our consolidated balance sheet, accruing interest expense for the notes and reflecting the underlying shares of our common stock in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.
In August 2020, the Financial Accounting Standards Board published an Accounting Standards Update, which we refer to as ASU 2020-06, which simplified certain of the accounting standards that apply to convertible notes. In accordance with ASU 2020-06, we expect that the notes we are offering will be reflected as a liability on our consolidated balance sheets, with the initial carrying amount equal to the principal amount of the notes, net of issuance costs. The issuance costs will be treated as a debt discount for accounting purposes, which will be amortized into interest expense over the term of the notes. As a result of this amortization, the interest expense that we expect to recognize for the notes for accounting purposes will be greater than the cash interest payments we will pay on the notes, which will result in lower reported income.
In addition, we expect that the shares of common stock underlying the notes will be reflected in our diluted earnings per share using the “if converted” method, in accordance with ASU 2020-06. Under that method, diluted earnings per share would generally be calculated assuming that all the notes were converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti- dilutive. The application of the if-converted method may reduce our reported diluted earnings per share to the extent we are profitable in the future, and accounting standards may change in the future in a manner that may adversely affect our diluted earnings per share.
Furthermore, if any of the conditions to the convertibility of the notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the notes as a current, rather than a long-term, liability. This reclassification could be required even if no noteholders convert their notes and could materially reduce our reported working capital.
Certain provisions in the indenture governing the notes may delay or prevent an otherwise beneficial takeover attempt of us.
Certain provisions in the indenture governing the notes may make it more difficult or expensive for a third party to acquire us. For example, the indenture governing the notes will require us, subject to a limited exception, to repurchase the notes for cash upon the occurrence of a fundamental change (as will be defined in the indenture governing the notes) and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change (as will be defined in the indenture governing the notes). A takeover of us may trigger the requirement that we repurchase the notes and/or increase the conversion rate, which could make it costlier for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.
We may still incur substantially more debt or take other actions which would intensify the risks discussed above.
We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on our debt, including the notes, when due.

USE OF PROCEEDS
The Selling Stockholder will receive all net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering. However, we have agreed to pay expenses incurred by the Selling Stockholder in connection with the offering, other than the underwriting discounts and commissions.
Concurrently with this offering of our common stock by the Selling Stockholder, we are offering to qualified institutional buyers $50.0 million aggregate principal amount of    % notes, or a total of $57.5 million aggregate principal amount of notes if the initial purchaser exercises in full its option to purchase additional notes.
We estimate that the net proceeds from the Concurrent Convertible Note Offering will be approximately $      million (or approximately $       million if the initial purchaser exercises its option to purchase additional notes in full), after deducting initial purchaser’s discounts and commissions and estimated offering expenses payable by us.
We plan to use approximately $9.3 million of the net proceeds from the Concurrent Convertible Note Offering to repay outstanding borrowings, in accordance with a payoff letter outlining the payoff amount and daily interest applicable until the date of the payoff, owed to Bank of America, N.A. under the $16.0 million term loan we entered into to satisfy the cash payment obligations for our acquisition of Kestrel Labs, Inc. The term loan carries a fixed interest rate equal to 2.8% per year and scheduled amortization payments of $444,444 per month until December 1, 2024. We intend to use the remainder for working capital, and for other general corporate purposes. We may also use a portion of the net proceeds for acquisitions of, or strategic investments in, complementary businesses, products, services, or technologies. However, we do not have agreements or commitments with respect to any such acquisition or strategic investment at this time.

SELLING STOCKHOLDER
This prospectus supplement relates to the offering by the Selling Stockholder of shares of our common stock. The following table sets forth, based on information provided to us by the Selling Stockholder or otherwise known to us, the number of shares of our common stock beneficially owned by the Selling Stockholder before this offering and as of March 31, 2023, the maximum number of shares of our common stock to be offered by the Selling Stockholder pursuant to this prospectus supplement and the number of shares of our common stock and the percentage of our common stock that will be owned by the selling stockholder after completion of this offering, assuming (1) that the underwriters do not exercise their option to purchase additional shares of our common stock and (2) that the underwriters exercise in full their option to purchase additional shares.
The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.
The percentage of shares beneficially owned by the Selling Stockholder prior to the offering is based on 36,646,041 shares of our common stock outstanding on March 31, 2023. The address of each Selling Stockholder listed below is c/o Zynex, Inc., 9655 Maroon Circle, Englewood, Colorado 80112.
	Beneficial Ownership Before Offering		Total Shares of Common Stock Offered By Selling Stockholder	Beneficial Ownership After Offering (Without Option)		Beneficial Ownership After Offering (With Option)
Selling Stockholder	Shares	Percent(1)		Shares	Percent(1)	Shares	Percent(1)
Thomas Sandgaard	16,631,066(2)	45%	2,300,000	14,631,066(3)	40%	14,331,066(3)	39%

(1)
Based upon 36,646,041 shares issued and outstanding as of March 31, 2023.

(2)
Includes 4,401 unvested restricted shares which vest within 60 days of March 31, 2023 and options to purchase 213,400 shares of common stock that are exercisable within 60 days of March 31, 2023. Also includes 16,413,265 shares of common stock of which 1,295,550 are indirectly held by Sandgaard Holdings LLC over which entity Mr. Sandgaard holds no pecuniary interest but is the sole manager (as described below). On August 27, 2020, in connection with estate planning transactions, Mr. Sandgaard re-registered, resulting in direct ownership of, 11,386,450 shares of common stock previously owned indirectly through Sandgaard Holdings LLC. In addition, for tax and estate planning purposes, Mr. Sandgaard transferred all of his ownership interests in Sandgaard Holdings LLC to various trusts. Mr. Thomas Sandgaard remains the sole manager Sandgaard Holdings LLC.

(3)
Includes 4,401 unvested restricted shares which vest within 60 days of March 31, 2023 and options to purchase 213,400 shares of common stock that are exercisable within 60 days of March 31, 2023.

ADJUSTED EBITDA
In addition to the measures presented in our audited consolidated financial statements and unaudited interim condensed consolidated financial statements incorporated by reference into this prospectus supplement, we use the following adjusted EBITDA to help us evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and develop forecasts, and make strategic decisions.
	For the Years Ended December 31, (unaudited)			For the Three Months Ended March 31, (unaudited)
	(in thousands)
	2022	2021	2020	2023	2022
Adjusted EBITDA:
Net income (loss)	$17,048	$17,103	$9,074	$1,569	$1,377
Depreciation and amortization*	1,648	925	742	423	396
Stock-based compensation expense	2,342	1,630	2,681	307	589
Restructuring/severance**	—	318	—	—	—
Interest expense and other, net	740	95	96	(1,318)	(76)
Non-cash lease expense***	1,165	1,428	—	—	183
Income tax expense	5,150	5,168	1,079	33	605
Adjusted EBITDA	$28,093	$26,667	$13,672	$1,014	$3,074
% of Net Revenue	18%	20%	17%	10%	-2%

Adjusted EBITDA is presented for the years ended December 31, 2022, 2021 and 2020 and the three months ended March 31, 2023 and 2022.
Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss), adjusted to depreciation and amortization, stock-based compensation expense, restructuring/severance, interest expense and other, net, non-cash lease expense and income tax expense.
Adjusted EBITDA is a non-GAAP financial measure that we use, in addition to our GAAP financial measures, to evaluate our business. We have included Adjusted EBITDA in this prospectus supplemet because it is a key measure used by our management to evaluate our operating performance and the operating leverage of our business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of Adjusted EBITDA may differ from similarly titled non-GAAP measures, if any, reported by our peer companies and therefore may not serve as an accurate basis of comparison among companies. Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We compensate for these limitations by providing a reconciliation of Adjusted EBITDA to net income (loss), the most related GAAP financial measure. We encourage investors and others to review our business, results of operations, and financial information in its entirety, not to rely on any single financial measure.
*
Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

**
Severance of former COO Giusseppe Papandrea which was fully expensed in the first quarter of 2021.

***
Amount expensed on new company headquarters on which we have twenty-one months of free rent.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2023:
•
on an actual basis;

•
on an as adjusted basis to give effect to the sale by the Selling Stockholder of 2,000,000 shares of our common stock in this offering at the public offering price of  $      per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us; and

•
on a further an as adjusted basis to give effect to the adjustments set forth above and the completion of the sale of the notes in the Concurrent Convertible Note Offering (assuming the initial purchaser’s option to purchase additional notes is not exercised), after deducting the initial purchaser’s discount and estimated offering expenses payable by us.

This information should be read in conjunction with our consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023.
As of March 31, 2023
(Unaudited)
(In thousands, except share amounts)	Actual	As adjusted	As further adjusted
Cash and Cash equivalents	$16,792
Debt:
Long-term debt, net of current portion & debt issuance costs	$9,297
Principal amount of % convertible senior notes due 2026 offered in the Concurrent Convertible Note Offering(3)	—
Total Debt	$9,297
Stockholder’s Equity:
Preferred stock, $0.001 par value per share; 10,000,000 shares authorized, no shares outstanding, actual, as adjusted and as further adjusted	—
Common stock, $0.001 par value per share; 100,000,000 shares authorized and 36,646,041 shares outstanding, actual, as adjusted and as further adjusted(4)	$39
Additional paid-in capital	$82,343
Treasury Stock	(36,513)
Accumulated earnings	$18,617
Total Stockholders’ equity	$64,486
Total Capitalization	$73,783

(1)
Consists of $50.0 million in aggregate principal amount of notes offered in the Concurrent Convertible Note Offering, which amount does not reflect the debt discount that we will be required to recognize in our consolidated balance sheet. The amounts shown in the table above for the notes we are offering represent their principal amount.

(2)
The number of shares in the table above excludes:

•
567,336 shares of common stock issuable upon the exercise of vested and unvested stock options outstanding under our stock incentive plans, at a weighted-average exercise price of $1.24 per share, as of March 31, 2023;

•
3.6 million shares of common stock reserved for future issuance under our Stock Incentive Plan, as of March 31, 2023;

•
444,000 shares of common stock issuable upon vesting of restricted stock awards outstanding as of March 31, 2023;

•
89,000 shares of our common stock issuable upon exercise of warrants with a weighted exercise price of $2.41 per share; and

•
all shares of common stock issuable upon the conversion of the notes offered in the Concurrent Convertible Note Offering.

CONCURRENT CONVERTIBLE NOTE OFFERING
Concurrently with this offering of our common stock, we are offering to qualified institutional buyers, in an offering exempt from registration under the Securities Act, $50.0 million aggregate principal amount of notes, or a total of $57.5 million aggregate principal amount of notes if the initial purchaser in the Concurrent Convertible Note Offering exercise in full its option to purchase additional notes. The offering of our common stock hereby is not contingent upon the consummation of the Concurrent Convertible Note Offering, and the Concurrent Convertible Note Offering is not contingent upon the consummation of the offering of our common stock hereby.
Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding February 15, 2026 only under the following conditions: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2023 (and only during such calendar quarter), if the last reported sale price of our common stock, for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” (as will be defined in the indenture governing the notes) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; (3) if we call the notes for redemption; or (4) upon the occurrence of specified corporate events. On or after February 15, 2026, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at any time, at the option of the holder regardless of the foregoing conditions. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.
The conversion rate will initially be        shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately        per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or such notice of redemption, as the case may be.
We may not redeem the notes prior to May 20, 2025. We may redeem for cash all, but not less than all, of the notes, at our option, on or after May 20, 2025 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.
If we undergo a specified “fundamental change”, then, subject to certain conditions and except as will be described in the indenture governing the notes, holders of notes may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
The notes will be our general unsecured obligations and will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with all of our liabilities that are not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.
The notes being sold in the Concurrent Convertible Note Offering have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws and are being offered only to qualified institutional buyers under Rule 144A under the Securities Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR COMMON STOCK
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the taxation of a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons who have a functional currency other than the U.S. dollar for U.S. federal income tax purposes;

•
accrual method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;

•
persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
banks, insurance companies, and other financial institutions;

•
brokers, dealers or traders in securities;

•
“controlled foreign corporations,” “passive foreign investment companies,” regulated investment companies, real estate investment trusts, and corporations that accumulate earnings to avoid U.S. federal income tax;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt or governmental organizations;

•
persons deemed to sell our common stock under the constructive sale provisions of the Code;

•
persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•
tax qualified retirement plans;

•
persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

•
qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER ANY OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described above, we do not intend to declare or pay dividends to holders of our common stock. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will first constitute a return of capital and be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess amount distributed will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, backup withholding and payments made to certain foreign accounts, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty (provided the Non-U.S. Holder furnishes to us or our paying agent a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). Such certificate must be provided before the payment of dividends and must be updated periodically. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. residents. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period for our common stock, unless our common stock is regularly traded on an established securities market and the Non-U.S. Holder holds no more than 5% of our outstanding common stock, directly, indirectly and constructively, at all times, during the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period for our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Gain described in the third bullet point above will generally be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to any provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules. With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. In general, we would be a USRPHC if the fair market value of our USRPIs comprised at least half of the fair market value of our total worldwide interests in real property plus our other business assets. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations and other official guidance (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on and, subject to the proposed regulations described below, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our common stock, and to payments of gross proceeds from the sale or other disposition of our common stock, although under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on such proposed regulations pending finalization), no withholding would apply with respect to payments of gross proceeds.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT AND PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING
RBC Capital Markets, LLC is acting as the sole book-running manager of the offering and as representative of the underwriters.
Underwriter	Number of Shares
RBC Capital Markets, LLC
Total	2,000,000
The underwriting agreement provides that the obligations of the underwriters to purchase the shares of our common stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $ per share. If all the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.
Underwriting Discounts and Commissions
The following table shows the underwriting discounts and commissions that the Selling Stockholder will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
Paid by Selling Stockholder
	No Exercise	Full Exercise
Per share	$	$
Total	$	$
Indemnification
We and the Selling Stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
Option to Purchase Additional Shares
If the underwriters sell more shares than the total number set forth in the table above, the Selling Stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 300,000 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.
Lock-Ups
We have agreed that, for a period of 90 days from the date of this prospectus supplement (the “Lock-Up Period”), we will not, or publicly disclose the intention to, (i) offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, including the filing (or participation in the filing)

of a registration statement with the Securities and Exchange Commission (“SEC”) relating to, any of our securities that are substantially similar to our common stock, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock or any such substantially similar securities (the “related securities”) or (ii) enter into any hedging, swap or other agreement that transfers any of the economic consequences of ownership of our common stock or any other of our securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. The foregoing restrictions do not apply to the grant of options to purchase or issuance by us of shares of our common stock or securities convertible into, exchangeable for or that represent the right to receive shares of our common stock, in each case pursuant to our equity plans in effect as of the date of the underwriting agreement, or the issuance of shares of common stock in connection with the Company’s Concurrent Convertible Note Offering or the filing of a registration statement relating to resales of such notes and underlying common stock.
Our directors and officers, and the selling stockholder have agreed that, without the prior written consent of RBC Capital Markets, LLC in its sole discretion, they will not, during the Lock-Up Period: (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder with respect to, any shares of our common stock or related securities, or publicly announce an intention to effect any such transaction; (ii) engage in any hedging or other transaction which could result in a sale or disposition of our common stock or any of our other securities, including, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option, forward, swap or any other derivative transaction or instrument) with respect to any of our common stock, or any of our other securities that include, relate to, or derive any significant part of its value from our common stock or other securities. The foregoing restrictions do not apply to our directors and officers or the Selling Stockholder with respect to transfers of shares of our common stock or related securities: (i) as a bona fide gift or gifts; (ii) to any trust for a holder’s direct or indirect benefit or their immediate family; (iii) if the holder is a corporation, partnership, limited liability company, trust or other business entity, (1) to another corporation, partnership, limited liability company, trust or other business entity that is the holder’s affiliate or (2) to limited partners, limited liability company members or stockholders of the holder; (iv) if the holder is a trust, transfers to the beneficiary of such trust; (v) by testate will, succession or intestate succession; (vi) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement; (vii) to satisfy tax withholding obligations of the holder in connection with the vesting or exercise of equity awards pursuant to our stock incentive plans or outstanding warrants; (viii) the exercise of stock options granted pursuant to our stock incentive plans, provided any securities received shall remain subject to restrictions; and (ix) the establishment of any trading plan pursuant to Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, provided that no sales of shares of our common stock or any Related Securities are made pursuant to such plan during the Lock-Up Period.
RBC Capital Markets, LLC in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.
Concurrent Convertible Note Offering
Concurrently with this offering of our common stock, we are offering to qualified institutional buyers, in an offering exempt from registration under the Securities Act, $50.0 million aggregate principal amount of notes, or a total of $57.5 million aggregate principal amount of notes if the initial purchaser in the Concurrent Convertible Note Offering exercises in full their option to purchase additional notes. We cannot assure you that the Concurrent Convertible Note Offering will be completed or, if completed, on what terms it will be completed. The offering of our common stock hereby is not contingent upon the consummation of the Concurrent Convertible Note Offering, and the Concurrent Convertible Note Offering is not contingent upon the consummation of the offering of our common stock hereby. See the section titled “Concurrent Convertible Note Offering.”
The Nasdaq Stock Market LLC Listing
Our common stock is listed on the Nasdaq Stock Market LLC under the symbol “ZYXI.”
Expenses and Reimbursements
We estimate that our portion of the total expenses of this offering will be $      , which excludes expenses of the Concurrent Convertible Note Offering. We have agreed to reimburse the underwriters for expenses related to any filing with, and any clearance of this offering by, the Financial Industry Regulatory Authority.
Price Stabilization, Short Positions and Penalty Bids
In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.
•
Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•
“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•
“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•
Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•
To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•
Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares of our common stock. They may also cause the price of the shares of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Stock Market LLC, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates perform commercial banking, investment banking and advisory services for us from time to time for which they receive customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. The underwriters are also acting as the initial purchaser in the Concurrent Convertible Note Offering for which they will receive customary discounts and commissions.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Sales Outside the United States
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.
The underwriters may arrange to sell the common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common shares may be made at any time under the following exemptions under the Prospectus Directive:
(a)
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer to the public” in relation to our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares to be offered so as to enable an investor to decide to purchase our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.
This European Economic Area selling restriction is in addition to any other selling restrictions set out below.
United Kingdom
In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Taiwan
The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.
United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is complete, and all securities are sold or until the sale of securities pursuant to this prospectus supplement is terminated by us. Notwithstanding the foregoing, nothing in this prospectus supplement shall be deemed to incorporate by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of any Form 8-K or related exhibits furnished in connection with such items:
•
Annual Report on Form 10-K for the year ended December 31, 2022 filed on March 14, 2023;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed on April 27, 2023;

•
Current Report on Form 8-K filed on February 21, 2023;

•
The description of our common stock included in Exhibit 4.2 of the Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 22, 2022, and all amendments and reports filed for updating such description; and

•
all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

Upon request, we will provide, free of charge, to each person to whom a prospectus supplement and accompanying prospectus is delivered, including a beneficial owner, a copy of any or all information that has been incorporated by reference in the prospectus supplement and accompanying prospectus but not delivered with the prospectus supplement and accompanying prospectus. Any such request may be made orally or in writing to Zynex, Inc., 9655 Maroon Circle, Englewood, Colorado 80112, Attention: Daniel Moorhead, Chief Financial Officer, Tel. No.: (800) 495-6670.
In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.
The registration statement to which this prospectus supplement and the accompanying prospectus form a part and the documents referred to above under “Incorporation of Certain Information by Reference” are also available on our website at www.zynex.com. We have not incorporated by reference into this prospectus supplement and accompanying prospectus the information on our website, and you should not consider it to be a part of this prospectus supplement and accompanying prospectus.

LEGAL MATTERS
The validity of the shares of our common stock being offered hereby will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.
EXPERTS
The consolidated balance sheet of Zynex, Inc. as of December 31, 2022 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. The consolidated balance sheet of Zynex, Inc. as of December 31, 2021 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, have been audited by Plante & Moran, PLLC, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
ZYNEX, INC.
16,661,571 shares of Common Stock
This prospectus relates to the public offering of up to 16,661,571 shares of common stock of Zynex, Inc. by the selling stockholders named in this prospectus or its pledgees, donees, transferees, or other successors in interest.
Our common stock is currently traded on the NASDAQ Capital Market under the symbol “ZYXI.” On June 25, 2019, the last reported sales price for our common stock was $10.50 per share.
Investing in our securities involves certain risks. You should read this prospectus, any prospectus supplement and all other information included or incorporated by reference into this prospectus carefully before you invest, including the risk factors which begin on page 6 of this prospectus.
The shares of common stock may be offered by the selling stockholders in negotiated transactions, at either prevailing market prices or negotiated prices. Each selling stockholder in its discretion may also offer the shares of common stock from time to time in ordinary brokerage transactions in the principal market on which our common stock is traded or otherwise. See our discussion in the “Plan of Distribution” section of this prospectus.
The selling stockholders and any brokers executing selling orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or, the Securities Act, and commissions received by a broker executing selling orders may be deemed to be underwriting commissions under the Securities Act.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated July 3, 2019

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents and information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.
All statements in this prospectus and the documents and information incorporated by reference in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions or the negative of such items that convey uncertainty of future events or outcomes to identify forward-looking statements.
Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

ABOUT ZYNEX, INC.
Unless the context otherwise requires, references to “we,” “our,” “us,” “Zynex” or the “Company” in this prospectus mean Zynex, Inc., a Nevada corporation, on a consolidated basis with its wholly-owned subsidiaries, as applicable.
Corporate Background
Thomas Sandgaard founded two medical device companies, Dan Med Inc. (“DMI”) in October 1996 and Stroke Recovery Systems Inc. (“SRSI”) in February 1998, both Colorado corporations. DMI was merged into SRSI in October 2003 and renamed Zynex Medical Inc. On December 3, 2003, Fox River Holdings Inc., a publicly traded company incorporated in Nevada, changed its name to Zynex Medical Holdings Inc. and subsequently completed the acquisition of Zynex Medical Inc. on February 11, 2004. Fox River Holdings Inc. was originally founded on December 26, 1991 under the name Life Medical Technologies and between 1995 and 2003, changed its corporate name and business several times, as is further detailed in the Company’s December 31, 2004 10-KSB filed on April 15, 2005.On June 30, 2008, Zynex Medical Holdings, Inc. changed its name to Zynex, Inc.
The Company is the parent company of, and conducts business within six subsidiaries: Zynex Medical, Inc. (“ZMI”), a Colorado corporation, Zynex Neurodiagnostics, Inc. (“ZND”), a Colorado corporation, Zynex Monitoring Solutions, Inc. (“ZMS”), a Colorado corporation, Zynex Billing and Consulting, LLC (“ZBC”), a Colorado limited liability company, Zynex Europe (Zynex Europe ApS) (“ZEU”), a Danish corporation, and Pharmazy, Inc. (“Pharmazy”), which was incorporated under the laws of Colorado in June 2015 as a wholly-owned subsidiary of ZMI.
Our principal executive offices are located at 9555 Maroon Circle, Englewood, CO 80112 and our telephone number is (303) 703-4906. Our web site address is www.zynex.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.
Overview
We operate in one primary business segment, Electrotherapy and Pain Management Products. The Company’s primary subsidiary is ZMI through which the Company conducts most of its operations. One other subsidiary, ZEU, generated minimal revenues during the years ended December 31, 2018 and 2017 from international sales and marketing. ZMS has developed a blood volume monitoring device which is in the process of approval by the Food and Drug Administration (“FDA”) in the United States of America and European Union (“EU”) Certificate European (“CE”) Marking. CE Marking is a certification that a product meets the standards established by the 28 nations of the EU and qualifies for sale in the EU and 4-nation European Free Trade Association. As a result, ZMS has achieved no revenues to date. Our inactive subsidiaries include ZND, ZBC, and Pharmazy. The Company’s compounding pharmacy operated as a division of ZMI dba as Pharmazy through January 2016.
Zynex Medical, Inc. (ZMI): ZMI designs, manufactures and markets medical devices designed to treat chronic and acute pain, as well as activate and exercise muscles for rehabilitative purposes with electrical stimulation. ZMI devices are intended for pain management to reduce reliance on medications and are designed to provide rehabilitation and increased mobility through the utilization of non-invasive muscle stimulation, electromyography technology, interferential current (“IFC”), neuromuscular electrical stimulation (“NMES”) and transcutaneous electrical nerve stimulation (“TENS”). All our medical devices are intended to be patient friendly and designed for home use. The ZMI devices are small, portable, battery operated and include an electrical pulse generator which is connected to the body via electrodes. The products are cost effective when compared to traditional physical therapy, and often result in better mobility, less pain and increased potential for a patient to return to work earlier than with traditional therapies alone. All of our medical devices are marketed in the U.S. and follow FDA regulations and approval. Our products require a physician’s prescription before they can be dispensed in the U.S. We consider the physician’s prescription as an “order”, and it is on this basis that we provide the product to the patient and either bill the patient directly or the patient’s private or government insurer for payment. ZMI’s primary product is the NexWave® device.

The NexWave is marketed to physicians and therapists by our field sales representatives. The NexWave requires consumable supplies, such as electrodes and batteries, which are shipped to patients on a recurring monthly basis, as needed.
ZMI also designs, manufactures and markets the NeuroMove product. The NeuroMove contains electromyography and electric stimulation technology that is primarily used for stroke, spinal cord and traumatic brain injury rehabilitation (“SCI”), by reaching parts of the brain to re-connect with muscles, also known as neuroplasticity. The NeuroMove product is primarily marketed to medical clinics. Zynex did not have material sales of this product in 2017 or 2018 or for the three months ended March 31, 2019.
Zynex Monitoring Solutions (ZMS):
ZMS was formed in 2011 to develop and market medical devices for non-invasive cardiac monitoring. The blood volume monitor is a non-invasive medical device for monitoring central blood volume that would be used in operating and recovery rooms to detect blood loss during surgery and internal bleeding during recovery. This device has been subjected to multiple clinical studies, which are being utilized for collecting data to further validate the algorithm used to determine changes in central blood volume, and there are plans to conduct future, additional clinical studies. We have submitted a 510(k) application to the FDA and are responding to their questions. There is no guarantee when or if the product will be cleared for marketing by the FDA. Concurrent to our FDA application, we are pursuing EU CE Marking.
The blood volume monitor has been tested in several International Review Board approved studies and was used in several blood donation settings where hundreds of subjects have donated half a liter of blood with strong correlation to the index on the device. We have built a number of commercial devices in pilot-production and continue to refine the algorithms for the Blood Volume Index. In the fourth quarter of 2018 a U.S. utility patent was obtained for this unique application, and we believe this product could serve a currently unmet need in the market for safer surgeries and safer monitoring of patients during recovery. ZMS did not produce any revenue for the years ending December, 31, 2018 and 2017 or for the three months ended March 31, 2019.
Zynex International (Zynex Europe) (ZEU):
ZEU was formed in 2012 to further progress our international expansion. ZEU is currently conducting business and focused on sales and marketing our products within the international marketplace, upon receipt of necessary regulatory approvals. ZEU did not produce significant revenue for the years ended December 31, 2018 and 2017 or for the three months ended March 31, 2019.
Products
We currently market and sell Zynex-manufactured products as well as distribute complimentary products and private labeled supplies for Zynex products, as indicated below:
Product Name	Description
Zynex Medical Products
NexWave	Dual Channel, multi-modality IFC, TENS, NMES Device
NeuroMove	Electromyography (EMG) triggered Electrical Stimulation Device
InWave	Electrical stimulation for treatment of female urinary incontinence
TENSWave	Dual Channel TENS Device
Private Labeled Supplies
Electrodes	Supplies, re-usable for delivery of electrical current to the body
Batteries	Supplies, for use in electrotherapy products

Product Name	Description
Distributed Complementary Products
Comfortrac	Cervical traction
JetStream	Hot/Cold therapy
LSO Back Braces	Lumbar support
Zynex Monitoring Solutions Products
Non-Invasive Blood Volume Monitor	Blood Volume Monitor
Product Uses
Pain Management and Control
Standard electrotherapy is a clinically proven and medically accepted alternative to manage acute and chronic pain. Electrical stimulation has been shown to reduce most types of local pain, such as tennis elbow, neck or lower back pain, arthritis, and others. The devices used to accomplish this are commonly described as the TENS family of devices. Electrotherapy is not known to have any negative side effects, a significant advantage over most pain relief medications. The benefits of electrotherapy can include: pain relief, increased blood flow, reduced edema, prevention of venous thrombosis, increased range-of-motion, prevention of muscle disuse atrophy, and reduced urinary incontinence.
Electrotherapy introduces an electrical current applied through surface electrodes. The electrical current “distorts” a pain signal on its way to the central nervous system and the brain, thus reducing the pain. Additionally, by applying higher levels of electricity, muscles contract and such contraction is believed to assist in the benefits mentioned above.
Numerous clinical studies have been published over several decades showing the effectiveness of IFC and TENS for pain relief. Zynex’s primary TENS device, the NexWave has received FDA 510(k) clearance. The NexWave is a digital IFC, TENS and NMES device that delivers pain-alleviating electrotherapy.
Stroke and Spinal Cord Injury Rehabilitation
Our proprietary NeuroMove product is a Class II medical device that has been cleared by the FDA for stroke and SCI rehabilitation. Stroke and SCI usually affect a survivor’s mobility, functionality, speech, and memory, and the NeuroMove is designed to help the survivor regain movement and functionality.
The NeuroMove product utilizes the relatively new science of “neuroplasticity” the process by which healthy parts of the brain learn to compensate and assume functions previously carried out by the damaged areas. To accomplish this task, the extraordinarily sensitive NeuroMove technology monitors muscle activity and detects brain signals that indicate, even without any visible movement, the brain’s effort to move a specific muscle or area of the body. Once the effort is detected, the NeuroMove induces actual movement through electrical stimulation, thus providing effective feedback to initiate relearning in the healthy part of the brain.
We believe the NeuroMove product is unique because its built-in microprocessor can recognize low-level attempts by muscles to contract and then “reward” such detection with electrical stimulation. We do not believe there are similar products in the stroke rehabilitation market. Some generic devices are being offered in international markets; however, we do not believe these products provide similar results with respect to stroke rehabilitation. When conscientiously using the NeuroMove product for three to twelve months, studies show that the majority of NeuroMove patients can re-establish the connection between the brain and impaired muscle and thus regain movement and functionality. When movement and functionality are restored, the patient may experience increased mobility, increased productivity, an improved outlook, and a reduced risk of accidents, and may be able to engage in activities they were precluded from before using the NeuroMove. Sales of NeuroMove have not generated material revenue for years ended December 31, 2018 and 2017 or for the three months ended March 31, 2019.
About this Offering
This prospectus relates to the resale of 16,661,571 shares of common stock by the selling stockholders.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.
Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”

USE OF PROCEEDS
The shares of common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling stockholders or their transferees. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS
This prospectus relates to the offering by the selling stockholders of up to 16,661,571 shares of common stock.
The following table sets forth, based on information provided to us by the selling stockholders or known to us, the name of the selling stockholders and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. The shares are being sold by our Chief Executive Officer and Founder, individually and through an entity of which he is the sole member. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.
We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholder may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholder upon the termination of the offering.
	Beneficially ownership prior to the Offering(1)		Number of Shares Offered	Beneficially ownership after the Offering(5)
Selling Stockholder	Shares	%		Shares	%
Thomas Sandgaard	17,055,392(2)	52.00%	2,129,571	393,821(3)	1.2%
Sandgaard Holdings, LLC	14,532,000(4)	44.84%	14,532,000	0	0%

(1)
Based upon 32,407,064 shares issued and outstanding as of June 25, 2019.

(2)
Includes 14,532,000 shares of common stock held by Sandgaard Holdings LLC, over which Mr. Sandgaard holds voting and dispositive power and options to purchase 393,821 shares of common stock held by the Selling Stockholder which vests within 60 days.

(3)
Represents options to purchase 393,821 shares of common stock which vests within 60 days.

(4)
Mr. Thomas Sandgaard is the sole member of the selling stockholder, and, in such capacity, holds voting and dispositive power over the shares of common stock held by the selling stockholder.

(5)
Assumes the sale of all shares of common stock offered hereunder.

PLAN OF DISTRIBUTION
We are registering the shares of common stock which have been issued to the selling stockholders, to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•
in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
In connection with the sale of the shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also, to the extent permitted under Rule 105 of Regulation M, sell shares of their common stock short and deliver these securities to close out their short positions, or loan or pledge shares of their common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the

Securities Act. In no event shall any broker-dealer receive fees, commissions and markups, other than in connection with the closing of the shares purchase agreements by and between various Selling Stockholders and the Company, which, in the aggregate, would exceed eight percent (8%).
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities however, a Selling Stockholder will pay all underwriting discounts and commissions, if any. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.
The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale of the shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. The Company will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of the issuance of securities offered hereby will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.
EXPERTS
The consolidated balance sheet of Zynex, Inc. as of December 31, 2018 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, have been audited by Plante & Moran PLLC, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. The consolidated balance sheet of Zynex, Inc. as of December 31, 2017 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, have been audited by EKS&H LLLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:
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our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 26, 2019;

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on April 30, 2019;

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our Current Reports on Form 8-K filed with the SEC on February 7, 2019, March 8, 2019, March 12, 2019, and May 3, 2019;

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the description of our common stock contained in the our Registration Statement on Form 8-A filed with the SEC on February 7, 2019 (File No. 001-38804), including any amendment or report filed for the purpose of updating such description; and

•
all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

We also incorporate by reference all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are subsequently filed by us with the U.S. Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus

(including documents filed after the date of the initial Registration Statement of which this prospectus is a part and prior to the effectiveness of the Registration Statement). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.
Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.
The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at 9555 Maroon Cir., Englewood, CO 80112, phone number 303-703-4906.

Shares
ZYNEX, INC.
Common Stock
PROSPECTUS SUPPLEMENT
RBC Capital Markets
The date of this prospectus supplement is May   , 2023